Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of BigCommerce Holdings, Inc.:

1)	Form S-8 No. 333-242387 pertaining to the 2020 Employee Incentive Award Plan
2)	Form S-8 No. 333-256007 pertaining to the 2020 Equity Incentive Plan
3)	Form S-8 No. 333-258679 pertaining to the 2021 Inducement Equity Incentive Plan
4)	Form S-3 No. 333-262662

of our reports dated March 1, 2022, with respect to the consolidated financial statements of BigCommerce Holdings, Inc. included in this Annual Report (Form 10-K) of BigCommerce Holdings, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Austin, Texas

March 1, 2022